PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS THIRD QUARTER 2012 EARNINGS
Tuesday, October 23, 2012 11:00 am local time

Facilitator: Good morning and welcome to Peoples Bancorp's Conference Call. My name is Ashleigh, and I will be your conference facilitator today. Today's call will cover Peoples Bancorp's discussion of results of operations for the quarter ended September 30, 2012.

Please be advised all lines have been muted to prevent any background noise. After the speakers' remarks, there will be a question and answer period. [Operator Instructions]

This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call may contain projections or other forward-looking statements regarding future events or Peoples Bancorp's future financial performance. These statements are based on management's current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties, including, but not limited to, the interest rate environment; the effect of federal and/or state banking, insurance and tax regulations; the effect of technological changes; the effect of economic conditions; the impact of competitive products and pricing; and other risks detailed in Peoples Bancorp's Securities and Exchange Commission filings. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these projections. Peoples Bancorp disclaims any responsibility to update these forward-looking statements.

Peoples Bancorp's third quarter 2012 earnings release was issued this morning and is available at peoplesbancorp.com.

This call will include about 15 minutes of prepared commentary, followed by a question and answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com.

Peoples Bancorp's participants in today's call will be Chuck Sulerzyski, President and Chief Executive Officer, and Ed Sloane, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements.

Mr. Sulerzyski, you may begin your conference.

Chuck Sulerzyski: Thank you, Ashleigh. Good morning and welcome to our call.

Early this morning, Peoples Bancorp reported solid third quarter earnings of $0.45 per diluted share. This amount was 29% higher than the $0.35 earned in the third quarter of 2011. Year-to-date earnings have more than doubled from $0.73 to $1.56 per share. These improvements reflect our continued success on several fronts.

First, pre-provision net revenue has remained relatively consistent with the prior year. Through nine months of 2012, our pre-provision net revenue was 1.47% of average assets versus 1.48% a year ago. We are pleased with this accomplishment given the expenses incurred in the second and third quarters of 2012 relative to acquisitions and our new brand. Absence these expenses, we have grown revenue faster than expenses, consistent with our plan for 2012.

Period-end loan balances also increased for the third consecutive quarter, resulting in higher average balances as well. Our focus on increasing consumer lending led to modest growth in non-mortgage loans. As a result, these balances topped $100 million during the third quarter. This growth was due to increased production primarily within our indirect business. The Sistersville transaction added another $4 million of consumer loans.

Lastly, our credit metrics have maintained a favorable trend in 2012. Both criticized and non-performing assets decreased for the fourth straight quarter. At the same time, our net charge-off rate has remained minimal. As a result, we have released over $4 million of our allowance for loan losses during the year, with nearly $1 million occurring in the third quarter. In comparison, we recorded $8.5 million of provision expense through this point in 2011.

On a linked quarter basis, bottom line earnings were down slightly in the third quarter. Key drivers were the prolonged low interest rate environment and a smaller reserve release. Our pre-provision net revenue benefited from disciplined expense management and stable fee generation. These factors helped to offset the pressure on net interest income.

As we move forward, the recently completed acquisitions will benefit our pre-provision net revenue. The most significant impact will come from the Sistersville transaction, which should add $0.07 to $0.09 to bottom line earnings annually. We also are excited by the growth opportunities anticipated from our new brand, which was launched late in the third quarter.

In contrast, we realize the recent reserve releases cannot be sustained over the long term. Credit metrics should maintain their improving trend as we restore asset quality. At the same time, we anticipate meaningful loan growth. Net charge-offs also could move closer to their long-term historical level of 20 to 40 basis points. All of these factors will determine the amount of any additional reserve releases in the coming quarters.

Overall, we continue to achieve success due to our commitment to the levers of success: asset quality, expense management, revenue growth, and capital strength.

I will now turn the call over to Ed Sloane to further discuss our third quarter results.

Ed Sloane: Thanks, Chuck.

We're generally pleased with third quarter results, given the challenging conditions within the banking industry. Our revenue stream is coming under increasing pressure from the ultra-low rate environment, yet we continued to generate positive operating leverage. We also supplemented organic balance sheet growth with the completion of the Sistersville Bancorp acquisition. Even after this acquisition, our capital levels remain strong and provide us capacity for additional growth.

Taking a closer look at the Sistersville acquisition, this transaction helped us to grow the balance sheet with its $31 million in loans and $39 million in deposits. From an earnings perspective, total cost savings will exceed 50% as we leverage existing capacity within the company. Thus, the $0.07 and $0.09 earnings accretion Chuck mentioned earlier is higher than originally estimated. Given the all-cash structure, the dilution of tangible book value was minimal-approximately $0.20. Further, this dilution will be earned back in less than three years-within our desired four-year time frame.

Turning back to third quarter operating results, we experienced greater margin compression than expected. During last quarter's call, we anticipated a third quarter margin in the high 3.30%s. This projection assumed a steeper yield curve as experienced in prior quarters. As it turns out, long-term rates remained relatively unchanged during the quarter, producing an extremely flat yield curve. This situation created considerable downward pressure on net interest margin. And as a result, we saw margin compress to 3.30% in the third quarter.

On the asset side of the balance sheet, we saw our average asset yield fall 18 basis points to 4.17% for the third quarter. Reinvestment rates continued to be substantially lower than yields being lost. This impact was compounded by higher principal runoff within the investment and loan portfolios due to refinancing activity.

Within the investment portfolio, we have seen nearly $150 million of cash flow over the last 12 months. These funds had an average yield of nearly 4% and were reinvested in the 2% to 2.5% range. As a result, our investment portfolio yield has dropped to 3.05% from 3.86% a year ago.

We have experienced similar conditions within the loan portfolio. Competitive pricing for quality loans is making it difficult to maintain the overall loan yield. We should experience some stabilization in the fourth quarter due to the addition of Sistersville loans. Our loan yield also will be helped by our focus on growing consumer loans.

On the funding side, our options to offset the lower asset yields with a similar reduction in costs are becoming limited. In prior quarters, we took advantage of opportunities to replace some of our higher cost wholesale funding. We also have focused on growing low-cost core deposits and reducing higher cost CDs. These actions helped us to reduce our total funding cost to under 1%.

Looking to the fourth quarter, we do not anticipate much change in the slope of the yield curve. As a result, we expect further compression of net interest margin. Current modeling projects a fourth quarter margin in the low to mid 3.20%s. However, we are working diligently to minimize the impact of this compression on net interest income. Our ongoing efforts to grow earning assets should provide some offset.

We also are evaluating opportunities to improve our balance sheet position in the fourth quarter given our strong 2012 earnings. We continue to carry about $100 million in long-term borrowings on our balance sheet that could be prepaid. These borrowings have a weighted average cost of 3.48% and a maturity of nearly eight years. Thus, we would incur sizable prepayment costs given current long-term rates.

We also have $23 million in trust preferred securities at a cost of 8.62%. These securities currently qualify for regulatory capital purposes. Thus, we remain cautious with any plans to redeem these securities given our desire to grow the company.

In the end, any actions to restructure the balance sheet in the fourth quarter will be dependent upon achieving a reasonable payback of costs incurred. We also will take into account our ability to preserve net interest income.

Given the outlook for continued interest rate pressure, we are fortunate to be less dependent upon net interest income than most banks our size. Our fee-based revenues were up 6% through nine months of 2012, and much of this growth is due to higher revenue production from our mortgage and electronic banking activities. We also have seen good increases in our wealth management and insurance businesses.

On the expense front, operating expenses continue to be impacted by the increases in our fee-based revenues. We also incurred additional non-core expenses in the third quarter, mostly related to the Sistersville acquisition and our new brand. Included in the one-time brand expenses were the cost to purchase new stationary and promotional materials for all of our offices, as well as additional advertising expense. In the fourth quarter, we will continue to roll out our new brand throughout our branch network with new signage and other visual changes.

Our efficiency ratio continues to be outside our target range of 66% to 68% for 2012 due to the non-core expenses. We remain committed to managing expenses within this range, absent acquisition activities.

I will now turn the call back to Chuck for his final comments on the third quarter.

Chuck Sulerzyski: Thanks, Ed.

Thus far in 2012, we have overcome many of the challenges facing the banking industry. This accomplishment is due in large part to the strong performance by our business lines. We also have remained disciplined in the areas of asset quality and expense management.

Sustaining our recent successes in the coming quarters will require a continued focus on three key areas; restoring asset quality, improving operating efficiency, and growing the company.

Thus far in 2012, we have made considerable progress in restoring asset quality. However, we will not be satisfied until all credit metrics are restored to their pre-crisis levels. We are confident in our ability to achieve this goal in a reasonable period. As we have discussed in prior calls, our intent is to build a loan portfolio with better risk dynamics and greater diversity. This focus will ensure we maintain a high quality loan portfolio over the long-term.

Along these lines, period-end loan balances have increased 5% since year-end 2011. C&I loans were up 22% and consumer loans grew 14%. At the same time, CRE balances are down 8%. These changes are consistent with our stated goal of lowering our dependence on CRE. Looking to the fourth quarter, we expect this mix shift to continue. However, total C&I balances could be impacted by credit line utilization, which is generally lower in the fourth quarter.

Improving operating efficiency will require us to generate positive operating leverage. As Ed discussed, our net interest income, like most banks, faces significant headwinds from the flat yield curve. However, we believe the strength of our fee-based businesses will allow for modest revenue growth in the fourth quarter and beyond. This growth will come from a combination of increased production and market expansion. We also will remain disciplined with our expense management.

In terms of growing the company, we are taking a balanced approach and expect contributions from each business line. On the banking side, our new loan production pipeline remains steady. Our consumer lending team is working diligently to increase production. We believe this effort will result in meaningful balance growth. We also see opportunities to grow C&I balances within our markets.

Our rebranding efforts should provide long-term growth opportunities within each business line. Specifically, the refreshed look of our offices that is occurring is expected to re-energize our employees and customers. In addition, our entire team is dedicated to working together to build success for our customers and shareholders. This commitment is the essence of our new brand. We expect a unified presence within our markets will lead to us gaining a greater share of our customers' business.

Growth also could come from acquisitions. As discussed in prior calls, our acquisition strategy calls for balanced growth in each of three lines of business; banking, wealth management, and insurance. We continue to see opportunities in and around our footprint. We are remaining disciplined in our efforts and are optimistic that more deals will come to fruition sooner rather than later.

When you put all these items together, our outlook for 2013 is positive. Loan growth will be meaningfully stronger than the level experienced in 2012. Our fee-based revenues will benefit from a full year's impact of recent acquisitions. This growth will offset the expected decline in annual insurance contingent income due to the major storm that hit the region in late June. Further, we will hold the line on operating costs to ensure revenue grows faster than expenses. Thus, we will grow our net core revenue stream in 2013.

I am confident we will succeed through disciplined execution of our strategies and partnership with our clients and communities.

This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski, and joining me for Q&A is Ed Sloane, Chief Financial Officer. I will now turn the call back to the hands of our call facilitator, Ashleigh. Thank you.

Question and Answer Session
Facilitator: We will now begin the question-and-answer period. [Facilitator Instructions.] Our first question comes from Scott Siefers of Sandler O'Neill.

R. Scott Siefers: Good morning, guys.

Chuck Sulerzyski: Good morning, Scott.

Ed Sloane: Hello Scott.

R. Scott Siefers: Let's see. I guess, Ed, first question was for you, just kind of a tickety-tack one. I was hoping you could clarify the one-time expenses in the third quarter. Up in the bullet points, you cite the $337,000 number. And then in the text, that's got the $265,000 of acquisition-related costs and then $172,000 related to the re-branding efforts. I was just hoping to get a better sense for...

Ed Sloane: Yes. Just very quickly on that, Scott. We've had - the $265,000 in non-interest expense area, there were some additional write-down of some fixed asset costs that would have fallen out in the gain/loss column. So, you really have to look at those together to get to the $337,000.

R. Scott Siefers: Okay, all right. And then the $172,000 is separate entirely from the acquisition-related costs?

Ed Sloane: That's correct.

R. Scott Siefers: Okay. And then now, are those all a - I understand you'll be doing some of the additional physical rebranding in the fourth quarter. But are the costs, have those all been taken upfront so that $172,000 kind of goes away as well?

Ed Sloane: There will be some ongoing costs associated with the re-branding, primarily showing up through the depreciation expense.

R. Scott Siefers: Okay. All right, that's helpful. And then...

Ed Sloane: That'll continue - excuse me, Scott. That'll continue into next year as well.

R. Scott Siefers: Okay. And then so I guess a couple of moving parts because we also got Sistersville deal in there. So, sort of call it a $15.5-ish million run rate per quarterly expenses. Is that something you feel is sort of a sustainable level? Or with the full quarter of Sistersville, will it be little higher before you completely get the cost savings out of that? How are you thinking about that dynamic?

Ed Sloane: Really the cost savings starts pretty much day one from the acquisition. So, I mean there's some minor expenses associated with it. But as we noted in the conference call script, we were able to take out at least 50%, if not more, in that area. So, we don't have a significant impact on quarterly run rate.

R. Scott Siefers: Okay, perfect. And then I appreciate the commentary on NIM expectations and some of the levers that you're still looking at, including some of the balance sheet restructuring possibilities. But I guess am I correct in assuming it sounds like overall, you'd still expect, even in spite of some anticipated margin pressure, NII to at least stay kind of stable given your outlook for pretty meaningful balance sheet growth? Is that a fair conclusion?

Ed Sloane: I think so, stable, if not up. Yes. I think it's something that we look at not just into the fourth quarter, but into next year where consumer loan growth becomes much more prevalent. I mean, that's something that we've really invested in as a company here in the second half of this year to really drive a lot of our revenue growth for next year. So I see that as a stabilizing factor against the net interest margin compression next year.

R. Scott Siefers: Okay, perfect. And then just one final question. You gave the magnitude of the margin compression for the fourth quarter. I guess I'm curious as you look into 2013, is there a point at which the pressure kind of alleviates? In other words, we've been in a low flat rate curve environment for long enough such that new loans that are coming on are roughly equivalent to ones that are falling off and same thing on the securities portfolio side. Or will that take a kind of extended period of time such that there's just kind of steady modest downward pressure on the margin throughout the year?

Ed Sloane: I think there will be modest downward pressure on the margin throughout the year. We see that continuing, especially in the loan yield area. But again, I see other triggers coming into play here, other levers, if you will, not just loan growth but the fact that we're going to continue to pull hard on the fee-based part of our business as well. We did a couple acquisitions, albeit relatively small, in the third and fourth quarter, but we get full impact of those into next year to really drive some growth in the fee-based business. There's still, Scott, pretty good activity or opportunity, if you will, on both trust acquisitions as well as insurance acquisitions. So that's an area that not only bank acquisitions being a focus, but those other lines of business as well. So we'll continue to drive hard on that. As Chuck and I have mentioned in prior calls, 40% of our revenue base comes from that. We'll continue to build the fee-based business in the company and we again look at that as a real offset to some of the margin pressure that we'll see next year.

R. Scott Siefers: Yes, okay. Good, that is all very helpful. I definitely appreciated. So, thanks a lot.

Ed Sloane: Thank you.

Facilitator: And our next question comes from Chris McGratty of KBW.

Michael Anthony Perito: Hi. Good morning, guys. This is Mike Perito stepping in for Chris.

Chuck Sulerzyski: Good morning, Mike.

Ed Sloane: Hi, Mike.

Michael Anthony Perito: Just a couple of quick questions. I guess first, it looks like excluding the Sistersville transaction, loan balances were more or less flat quarter-over-quarter. Can you maybe give us some color about where the loan pipeline stands today versus where it was at the end of the second quarter and kind of your expectation going forward?

Chuck Sulerzyski: I think the pipeline is pretty comparable from quarter-to-quarter in terms of what we've been bringing in. On the commercial side, when we look at next year, we see greater growth than what we have had experienced. I don't see that coming necessarily from a significant change in production, but rather that will be coming from a decrease in the amount of loans that are leaving us or being paid off as reflected in the credit quality improvement that we've been experiencing for the last year and a half or so. On the consumer side, we mentioned in the call that our consumer loans passed $100 million. For a $1.9 billion company, that's pretty small. We have the opportunity over the next couple of years as we put more resources and talents and experience against that task to growing those balances at an above market rate, just kind of normalizing the size of our consumer portfolio for the size of our distribution network and markets. So we expect total loans next year, total loan growth to be much stronger than it was this year without any changes in economic conditions.

Michael Anthony Perito: Okay, thanks. And then I guess switching gears, what are you guys thinking in terms of the reserve moving forward? Where are you guys comfortable running that down to?

Chuck Sulerzyski: I will tell you that our loan portfolio has improved much faster and stronger than what I anticipated. I'm optimistic that we'll continue to see improvements. But I am a little hesitant to make a comment about a specific number until I get the significant improvements. I mean, when we get the credit metrics back to where we were before the crisis, I think there's opportunity to lower it from where it is. Ed, I don't know if there's anything you want to add to that.

Ed Sloane: The only thing that I would add to it is you have to be realistic about it and understand that we had some rather significant recoveries during the course of the year. So, that's provided some offset to the charge-off level. And I think through the third quarter, we're looking at an average of 14 basis points. That's well below normal type levels. So, you would expect that to come back to more normal levels, and I think we do indicate about 20 to 40 basis points in our conference call script. So I think that's one dynamic that's certainly at play. I think the other thing to keep in mind is that there is an expectation of loan growth and rather significant loan growth next year in particular in the consumer loan portfolio. So, there'll be reserves that need to build as a result of that. So I think those are two key levers to keep in mind in looking at next year.

Michael Anthony Perito: Okay, great. Thanks. And then just one more quick housekeeping, what are you guys thinking about the tax rate going forward?

Ed Sloane: Yes. Tax rate's going to be commensurate with the level of pre-tax income. We're sitting at about a 32.25% effective tax rate right now and it's going to move up or down based on pre-tax.

Michael Anthony Perito: All right. Thanks for taking my questions, guys.

Ed Sloane: Thanks.

Facilitator: [Operator Instructions] Our next question is from Daniel Cardenas of Raymond James.

Daniel Cardenas: Good morning, guys.

Ed Sloane: Good morning, Dan.

Daniel Cardenas: Just a couple of quick questions here. Most of mine have been asked already. If I look at the margin in the quarter, did Sistersville contribute anything to that?

Ed Sloane: Yes. They came in with a margin of about 4%. So, yes, they did contribute to that. That will be one of the strengthening factors as we move forward with our margin. Again, relatively small transaction, but they brought across a pretty healthy margin.

Daniel Cardenas: Okay. So then, as I look at that to do what, maybe a couple basis points at the most?

Ed Sloane: Yes.

Daniel Cardenas: Okay. And then the $0.07 to $0.09 number that you threw out there for the contributions, is that primarily through then the cost save assumptions?

Ed Sloane: Correct.

Daniel Cardenas: Okay, perfect.

Ed Sloane: Correct. I think we indicated up over the 50% mark.

Daniel Cardenas: Okay, great. Now, a quick question on the securities portfolio. Can you give me some information in terms of what percentage of your portfolio is looking to re-price over the next 12 months?

Ed Sloane: I would think we did provide some cash flow information in some of our comments here. I would think it will continue along that same path. We'll continue to see in the $10 million to $12 million range-maybe about 22% of the portfolio. But again, Dan, that's going to be really dependent on prepayment speeds and what happens to the long-term rate-that will drive a lot of that.

Daniel Cardenas: Got you, okay. And then your outlook is for a pick-up in consumer loan growth kind of going forward. I mean what are you seeing in terms of competition right now in that arena?

Chuck Sulerzyski: It is competitive, but there's still a lot of opportunity for us to get volume. Simple things, for instance, the indirect business. Historically, we have not had people going out to dealerships talking to dealers. Like most banks, we have a network of dealers. A small percentage of them provide the vast majority of loans for us and just going out and starting that communication process. We've already seen an increase in volume. So it's less a function of competition, less of a function of changing what we do from a credit perspective. It's being a little bit more disciplined, a little bit more aggressive in building networks with dealers.

Daniel Cardenas: Okay, great. All right, well, good quarter. Thanks a lot, guys.

Chuck Sulerzyski: Thank you.

Ed Sloane: Thanks, Dan.

Facilitator : At this time, I will now turn the conference back to Mr. Sulerzyski for closing remarks.

Chuck Sulerzyski: Thanks, Ashleigh. I want to thank everybody for participating. Please remember that our earnings release and a webcast of this call will be archived on peoplesbancorp.com under the Investor Relations section. Thanks for your time, and have a good day.

Facilitator : The conference is now concluded. You may disconnect at this time.

END